Exhibit 4.4

AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT

THIS AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT (the “Agreement”) is made as of the 29th day of March, 2012, by and among OvaScience, Inc., a Delaware corporation (the “Company”), and each of the investors listed on Schedule A hereto, each of which is referred to in this Agreement as an “Investor”.

RECITALS

WHEREAS, certain Investors (the “Series A Purchasers”) acquired an aggregate of 6,200,000 shares of Series A Preferred Stock (as defined below) pursuant to the terms of a Series A Preferred Stock Purchase Agreement dated as of July 13, 2011 by and among the Company, the Series A Purchasers and certain other parties named therein (the “Series A Purchase Agreement”);

WHEREAS, certain Investors (the “Series B Purchasers”) are acquiring an aggregate of up to 6,770,563 shares of Series B Preferred Stock (as defined below) pursuant to the terms of a Series B Preferred Stock Purchase Agreement dated as of the date hereof by and among the Company and the Series B Purchasers (the “Purchase Agreement”);

WHEREAS, the Company and the Series A Purchasers are parties to a certain Investors’ Rights Agreement dated as of July 13, 2011 (the “Original Agreement”);

WHEREAS, the undersigned represent (i) the Company and (ii) the holders of at least two-thirds of the Registrable Securities (as defined in the Original Agreement) outstanding; and

WHEREAS, it is a condition to the obligations of the Series B Purchasers under the Purchase Agreement that this Agreement be executed by the parties hereto, and the parties to the Original Agreement desire to amend and restate the Original Agreement and to include each of the Series B Purchasers as a party.

NOW, THEREFORE, the parties hereby agree to amend and restate the Original Agreement in its entirety and further agree as follows:

1.                                      Definitions.  For purposes of this Agreement:

1.1.         “Affiliate” means, with respect to any specified Person, any other Person who, directly or indirectly, controls, is controlled by, or is under common control with such Person, including without limitation any general partner, managing member, officer or director of such Person or any venture capital fund now or hereafter existing that is controlled by or under common control with one or more general partners or managing members of, or shares the same management company with, such Person; provided, however, that any entities for which E. Jeffrey Peierls has investment authority shall be deemed Affiliates of each other.

1.2.         “Board of Directors” means the Company’s Board of Directors.

1.3.         “Common Stock” means shares of the Company’s common stock, par value $0.001 per share.

1.4.         “Competitor” means a Person engaged, directly or indirectly (including through any partnership, limited liability company, corporation, joint venture or similar arrangement (whether now existing or formed hereafter)), in a business competitive with the Company’s business, but shall not include any financial investment firm or collective investment vehicle that holds an investment in a Competitor.

1.5.         “Damages” means any material loss, damage, claim or liability (joint or several) to which a party hereto may become subject under the Securities Act, the Exchange Act, or other federal or state law, insofar as such loss, damage, claim or liability (or any action in respect thereof) arises out of or is based upon (i) any untrue statement or alleged untrue statement of a material fact contained in any registration statement of the Company, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto; (ii) an omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading; or (iii) any violation or alleged violation by the indemnifying party (or any of its agents or Affiliates) of the Securities Act, the Exchange Act, any state securities law, or any rule or regulation promulgated under the Securities Act, the Exchange Act, or any state securities law.

1.6.         “Deemed Liquidation Event” means a Deemed Liquidation Event, as defined in the Restated Certificate.

1.7.         “Derivative Securities” means any securities or rights convertible into, or exercisable or exchangeable for (in each case, directly or indirectly), Common Stock, including options and warrants.

1.8.         “Designee” shall have the meaning ascribed to such term in the Voting Agreement.

1.9.         “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

1.10.       “Excluded Registration” means (i) a registration relating to the sale of securities to employees of the Company or a subsidiary pursuant to a stock option, stock purchase, equity incentive or similar plan; (ii) a registration relating to an SEC Rule 145 transaction; (iii) a registration on any form that does not include substantially the same information as would be required to be included in a registration statement covering the sale of the Registrable Securities; (iv) a registration in which the only Common Stock being registered is Common Stock issuable upon conversion of debt securities that are also being registered or (v) a registration on a Re-Sale Form S-1.

1.11.       “Exempted Securities” shall have the meaning ascribed to such term in Article Fourth, Section B.4.4.1(d) of the Restated Certificate.

1.12.       “FOIA Party” means a Person that, in the reasonable determination of the Board of Directors, may be subject to, and thereby required to disclose non-public information furnished by or relating to the Company under, the Freedom of Information Act, 5 U.S.C. 552 (“FOIA”), any state public records access law, any state or other jurisdiction’s laws similar in intent or effect to FOIA, or any other similar statutory or regulatory requirement.

1.13.       “Form 10” means such form under the Exchange Act as in effect on the date hereof or any successor registration form under the Exchange Act subsequently adopted by the SEC.

1.14.       “Form S-1” means such form under the Securities Act as in effect on the date hereof or any successor registration form under the Securities Act subsequently adopted by the SEC.

1.15.       “Form S-3” means such form under the Securities Act as in effect on the date hereof or any registration form under the Securities Act subsequently adopted by the SEC that permits incorporation of substantial information by reference to other documents filed by the Company with the SEC.

1.16.       “GAAP” means generally accepted accounting principles in the United States.

1.17.       “Holder” means any holder of Registrable Securities who is a party to this Agreement.

1.18.       “Immediate Family Member” means a child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, including adoptive relationships, of a natural person referred to herein.

1.19.       “Initiating Holders” means, collectively, Holders who properly initiate a registration request under this Agreement.

1.20.       “IPO” means the Company’s first underwritten firm commitment public offering of its Common Stock under the Securities Act (other than pursuant to a Re-Sale Form S-1 effected pursuant to Section 2.3 hereof).

“Key Employee” means any executive-level employee (including vice president-level positions) as well as any employee who, either alone or in concert with others, develops, invents, programs, or designs any Intellectual Property (as defined in the Purchase Agreement) necessary to the Company in the conduct of the Company’s business as conducted and as proposed to be conducted.

1.21.       “Major Investor” means each of (i) General Catalyst Group V, L.P. or an Affiliate thereof, (ii) BVP VII Special Opportunity Fund L.P. or an Affiliate thereof and (iii) Longwood Fund, L.P. or an Affiliate thereof, provided, that if any of the Persons mentioned in clauses (i) — (iii) transfers Registrable Securities held by it to an Affiliate, such Affiliate may become a Major Investor in lieu of such transferring entity, but in no event shall there be more than three Major Investors at any one time, and provided further, that the then current Major

Investor shall furnish the Company with prior written notice of the name and address of any Affiliate to which the Major Investor status is being assigned or transferred.

1.22.       “National Securities Exchange” means a national securities exchange, including, for example, the NASDAQ Capital Market and the NASDAQ Global Market.

1.23.       “New Re-Sale Registration Statement” shall have the meaning set forth in Section 2.3.

1.24.       “New Securities” means, collectively, equity securities of the Company, whether or not currently authorized, as well as rights, options, or warrants to purchase such equity securities, or securities of any type whatsoever that are, or may become, convertible or exchangeable into or exercisable for such equity securities, including without limitation, convertible debt.

1.25.       “Non-Qualifying Transaction” means any (i) PIPE Offering that is not a Qualified PIPE Offering or (ii)  offer and sale of New Securities in a registered offering, in each case that occurs after the filing of a Form 10 registration statement by the Company with the SEC and before the earlier of the Trading Date and the Company’s deregistration as a reporting issuer under the Exchange Act and that is intended primarily to raise working capital.  For the avoidance of doubt, during such period neither (a) the issuance of securities primarily in connection with sponsored research, collaboration, license, development, marketing or other similar agreements or strategic partnerships, approved by a majority of the Board of Directors, including at least two of the Designees, nor (b) a registration relating to the sale of securities to employees of the Company or a subsidiary pursuant to a stock option, stock purchase, equity incentive or similar plan shall be a Non-Qualifying Transaction.

1.26.       “Original Re-Sale Form S-1” shall have the meaning set forth in Section 2.3.

1.27.       “OTC Quotation System” means an inter-dealer quotation system such as the OTC Bulletin Board or OTC Markets.

1.28.       “OTC Trading Date” means the first date when the Common Stock begins being quoted and/or traded on an OTC Quotation System.

1.29.       “Person” means any individual, corporation, partnership, trust, limited liability company, association or other entity.

1.30.       “PIPE Offering” means a private placement offering by the Company of shares of its Common Stock primarily for working capital purposes that is consummated after the filing of a Form 10 registration statement by the Company with the SEC and before the Trading Date and in connection with which the Company agrees to use its reasonable best efforts to file, in a defined period following such offering, a resale registration statement registering such shares.

1.31.       “Preferred Stock” means shares of the Company’s Series A Preferred Stock and Series B Preferred Stock.

1.32.       “Qualified Public Offering” means a Qualified Public Offering, as defined in the Restated Certificate.

1.33.       “Qualified PIPE Offering” means a single PIPE Offering of at least $5.0 million but no more than $6.5 million of shares of Common Stock at a price per share greater than or equal to the Series B Original Issue Price (as defined in the Restated Certificate) to at least 200 investors (or such lesser number as is approved by the Board of Directors, including at least two of the Designees) consisting of (a) non-institutional accredited investors and (b) institutional investors approved by the Board of Directors, including at least two of the Designees, and in connection with which the purchasers do not receive warrant coverage, price anti-dilution protection, liquidated damages provisions or other rights or privileges other than the requirement that the Company use its reasonable best efforts to register for re-sale the shares sold in the offering on terms substantially consistent with Subsection 2.3 hereof.

1.34.       “Qualifying Transaction” means (i) a Qualified PIPE Offering or (ii) a Non-Qualifying Transaction, provided, however, that if at least two Major Investors are then Significant Investors, such Non-Qualifying Transaction shall have been approved by at least two Major Investors that are Significant Investors.

1.35.       “Registrable Securities” means (i) the Common Stock issuable or issued upon conversion of the Preferred Stock; (ii) any Common Stock, or any Common Stock issued or issuable (directly or indirectly) upon conversion and/or exercise of any other securities of the Company, acquired by the Investors after the date hereof; and (iii) any Common Stock issued as (or issuable upon the conversion or exercise of any warrant, right, or other security that is issued as) a dividend or other distribution with respect to, or in exchange for or in replacement of, the shares referenced in clauses (i) and (ii) above; excluding in all cases, however, any Registrable Securities sold by a Person in a transaction in which the applicable rights under this Agreement are not assigned pursuant to Subsection 6.1, and excluding for purposes of Section 2 any shares for which registration rights have terminated pursuant to Subsection 2.14 of this Agreement.

1.36.       “Registrable Securities then outstanding” means the number of shares determined by adding the number of shares of outstanding Common Stock that are Registrable Securities and the number of shares of Common Stock issuable (directly or indirectly) pursuant to then exercisable and/or convertible securities that are Registrable Securities.

1.37.       “Requisite Holders” shall mean the Holders of at least seventy percent (70%) of the Registrable Securities then outstanding, which Holders shall include at least two Major Investors but only so long as at least two Major Investors or their respective affiliates are Significant Investors.

1.38.       “Re-Sale Form S-1” shall have the meaning set forth in Section 2.3.

1.39.       “Re-Sale Shares” shall have the meaning set forth in Section 2.3.

1.40.       “Restated Certificate” means the Second Amended and Restated Certificate of Incorporation of the Company, as amended and/or restated from time to time.

1.41.       “Restricted Securities” means the securities of the Company required to bear the legend set forth in Subsection 2.13(b) hereof.

1.42.       “SEC” means the Securities and Exchange Commission.

1.43.       “SEC Clearance Date” means then date on which the SEC informs the Company that it has completed its review of the Form 10 registration statement.

1.44.       “SEC Guidance” means any publicly-available written or oral guidance, comments, requirements or requests of the SEC staff, provided, that any such oral guidance, comments, requirements or requests are reduced to writing by the Commission.

1.45.       “SEC Rule 144” means Rule 144 promulgated by the SEC under the Securities Act.

1.46.       “SEC Rule 145” means Rule 145 promulgated by the SEC under the Securities Act.

1.47.       “SEC Rule 415” means Rule 415 promulgated by the SEC under the Securities Act.

1.48.       “Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

1.49.       “Selling Expenses” means all underwriting discounts, selling commissions, and stock transfer taxes applicable to the sale of Registrable Securities, and fees and disbursements of counsel for any Holder, except for the fees and disbursements of the Selling Holder Counsel borne and paid by the Company as provided in Subsection 2.7.

1.50.       “Series A Preferred Stock” means shares of the Company’s Series A Preferred Stock, par value $0.001 per share.

1.51.       “Series B Preferred Stock” means shares of the Company’s Series B Preferred Stock, par value $0.001 per share.

1.52.       “Significant Investor” means any Investor that, individually or together with such Investor’s Affiliates, initially purchased at least 270,000 shares of Preferred Stock (as adjusted for any stock dividend, stock split, combination or similar recapitalization with respect to the Preferred Stock) pursuant to the Series A Purchase Agreement or the Purchase Agreement and holds, as of the date of determination, at least twenty percent (20%) of such shares of Preferred Stock originally purchased by such Investor or such Investor’s Affiliate (including any shares of Common Stock issued upon conversion of such shares of Preferred Stock), and any transferee of shares of Preferred Stock of any such Investor made in accordance with Section 6.1, if such transferee, individually or together with its Affiliates, holds at least twenty percent (20%) of such shares of Preferred Stock originally purchased by such Investor (including any shares of Common Stock issued upon conversion of such shares of Preferred Stock).

1.53.       “Trading Date” means the date on which the Common Stock commences trading on a National Securities Exchange.

1.54.       “Voting Agreement” means that certain Amended and Restated Voting Agreement of even date herewith among the Company, the Investors and the other parties named therein, as the same may be amended from time to time.

2.                                      Registration Rights.  The Company covenants and agrees as follows:

2.1.                            Demand Registration.

(a)           Form S-1 Demand.  If at any time after the earliest of (i) two (2) years after the date of this Agreement, (ii) one hundred eighty (180) days after the effective date of the registration statement for the IPO or (iii) one hundred and eighty (180) days after the Trading Date, the Company receives a request from Holders of at least twenty percent (20%) of the Registrable Securities then outstanding that the Company file a Form S-1 registration statement, then the Company shall (i) within ten (10) days after the date such request is given, give notice thereof (the “Demand Notice”) to all Holders other than the Initiating Holders; and (ii) as soon as practicable, and in any event within sixty (60) days after the date such request is given by the Initiating Holders, file a Form S-1 registration statement under the Securities Act covering all Registrable Securities that the Initiating Holders requested to be registered and any additional Registrable Securities requested to be included in such registration by any other Holders, as specified by notice given by each such Holder to the Company within twenty (20) days of the date the Demand Notice is given, and in each case, subject to the limitations of Subsection 2.1(c) and Subsection 2.4.

(b)           Form S-3 Demand.  If at any time when it is eligible to use a Form S-3 registration statement, the Company receives a request from Holders of the Registrable Securities then outstanding that the Company file a Form S-3 registration statement with respect to outstanding Registrable Securities of such Holders having an anticipated aggregate offering price, of at least $3.0 million, then the Company shall (i) within ten (10) days after the date such request is given, give a Demand Notice to all Holders other than the Initiating Holders; and (ii) as soon as practicable, and in any event within forty-five (45) days after the date such request is given by the Initiating Holders, file a Form S-3 registration statement under the Securities Act covering all Registrable Securities requested to be included in such registration by any other Holders, as specified by notice given by each such Holder to the Company within twenty (20) days of the date the Demand Notice is given, and in each case, subject to the limitations of Subsection 2.1(c) and Subsection 2.4.

(c)           Notwithstanding the foregoing obligations, if the Company furnishes to Holders requesting a registration pursuant to this Subsection 2.1 a certificate signed by the Company’s chief executive officer stating that in the good faith judgment of the Board of Directors it would be materially detrimental to the Company and its stockholders for such registration statement to either become effective or remain effective for as long as such registration statement otherwise would be required to remain effective, because such action would (i) materially interfere with a significant acquisition, corporate reorganization, or other similar transaction involving the Company; (ii) require premature disclosure of material information that the Company has a bona fide business purpose for preserving as confidential; or (iii) render the Company unable to comply with requirements under the Securities Act or Exchange Act, then the Company shall have the right to defer taking action with respect to such filing, and any time periods with respect to filing or effectiveness thereof shall be tolled correspondingly, for a period of not more than thirty (30) days after the request of the Initiating Holders is given; provided, however, that the Company may not invoke this right more than once in any twelve (12) month period; and provided further that the Company shall not register any securities for its own account or that of any other stockholder during such thirty (30) day period other than pursuant to a registration relating to the sale of securities to employees of the

Company or a subsidiary pursuant to a stock option, stock purchase, or similar plan; a registration on any form that does not include substantially the same information as would be required to be included in a registration statement covering the sale of the Registrable Securities; or a registration in which the only Common Stock being registered is Common Stock issuable upon conversion of debt securities that are also being registered.

(d)           The Company shall not be obligated to effect, or to take any action to effect, any registration pursuant to Subsection 2.1(a) (i) during the period that is sixty (60) days before the Company’s good faith estimate of the date of filing of, and ending on a date that is one hundred eighty (180) days after the effective date of, a Company-initiated registration, provided, that the Company is actively employing in good faith reasonable best efforts to cause such registration statement to become effective; (ii) after the Company has effected two (2) registrations pursuant to Subsection 2.1(a); or (iii) if the Initiating Holders propose to dispose of shares of Registrable Securities that may be immediately registered on Form S-3 pursuant to a request made pursuant to Subsection 2.1(b).  The Company shall not be obligated to effect, or to take any action to effect, any registration pursuant to Subsection 2.1(b), (i) during the period that is thirty (30) days before the Company’s good faith estimate of the date of filing of, and ending on a date that is ninety (90) days after the effective date of, a Company-initiated registration, provided, that the Company is actively employing in good faith reasonable best efforts to cause such registration statement to become effective; or (ii) if the Company has effected two (2) registrations pursuant to Subsection 2.1(b) within the twelve (12) month period immediately preceding the date of such request. A registration shall not be counted as “effected” for purposes of this Subsection 2.1(d) until such time as the applicable registration statement has been declared effective by the SEC, unless the Initiating Holders withdraw their request for such registration (other than as a result of a material adverse change to the Company), elect not to pay the registration expenses therefor, and forfeit their right to one demand registration statement pursuant to Subsection 2.7, in which case such withdrawn registration statement shall be counted as “effected” for purposes of this Subsection 2.1(d).

2.2.         Company Registration.  If the Company proposes to register (including, for this purpose, a registration effected by the Company for stockholders other than the Holders) any of its Common Stock under the Securities Act in connection with the public offering of such securities solely for cash (other than in an Excluded Registration), the Company shall, at such time, promptly give each Holder notice of such registration.  Upon the request of each Holder given within twenty (20) days after such notice is given by the Company, the Company shall, subject to the provisions of Subsection 2.4, cause to be registered all of the Registrable Securities that each such Holder has requested to be included in such registration.  The Company shall have the right to terminate or withdraw any registration initiated by it under this Subsection 2.2 before the effective date of such registration, whether or not any Holder has elected to include Registrable Securities in such registration.  The expenses (other than Selling Expenses) of such withdrawn registration shall be borne by the Company in accordance with Subsection 2.7.

2.3.         Initial Re-Sale Registration.  In addition to the registration rights set forth above, within thirty (30) days after the closing of a PIPE Offering but in any event no later than two hundred seventy (270) days after the SEC Clearance Date, the Company will use reasonable best efforts, subject to applicable rules and regulations, to file a registration statement on Form S-1 covering the resale (the “Original Re-Sale Form S-1”) of the shares of Common Stock issued or issuable upon conversion of the shares of Series B Preferred Stock and any shares of Common Stock issued and sold in the PIPE Offering (collectively, the “Re-Sale Shares”). In the event the SEC informs the Company that all of the Re-Sale Shares cannot, as a result of the application of SEC Rule 415, be registered for sale in a secondary offering in a single registration statement and/or that certain of the selling stockholders would be deemed to be statutory underwriters, the Company agrees to promptly (i) inform each of the holders of Re-Sale Shares thereof, (ii) use its reasonable best efforts to file amendments to the Original Re-Sale Form S-1 as required by the SEC and/or (iii) withdraw the Original Re-Sale Form S-1 and file a new registration statement on Form S-1 or such other form available for registration of the Re-Sale Shares as a secondary offering (the “New Re-Sale Registration Statement”), in either case covering the maximum number of Re-Sale Shares permitted to be registered by the SEC and avoid the selling stockholders being deemed to be statutory underwriters; provided, however, that prior to such amendment or New Re-Sale Registration Statement, the Company shall be obligated to use its reasonable best efforts to advocate with the SEC for the registration of all of the Re-Sale Shares and against the selling stockholders being deemed statutory underwriters in accordance with SEC Guidance, including without limitation, the Compliance and Disclosure Interpretations, “Securities Act Rules” No. 612.09, and the Securities Act.  In the event the Company amends the Original Re-Sale Form S-1 or files a New Re-Sale Registration Statement, as the case may be, the Company will use its reasonable best efforts to file with the SEC, as promptly as allowed by the SEC, SEC Guidance or the Securities Act, on one or more registration statements, those Re-Sale Shares not included in the Original Re-Sale Form S-1 as amended or the New Re-Sale Registration Statement.  The number of Re-Sale Shares that may be included in each such registration statement shall be allocated among the holders thereof in proportion (as nearly as practicable) to the number of Re-Sale Shares owned by each holder or in such other proportion as is necessary to avoid the selling stockholders being deemed to be statutory underwriters, which reductions shall be applied to the holders on a pro rata basis based on the total number of Re-Sale Shares held by such holders. In addition, the Company shall use its reasonable best efforts to file, within thirty (30) days of its becoming eligible to do so, a post-effective amendment to Form S-1 on Form S-3 registration statement covering the Re-Sale Shares. The Company shall use its reasonable best efforts to maintain the continuous effectiveness of such registration statement(s) (including as necessary by filing post-effective amendment(s) if required by the filing of a periodic report on Form 10-K, 10-Q or 8-K), until such time as all Re-Sale Shares have been sold (except as otherwise provided in Section 2.14). Notwithstanding the foregoing, in the event that the Company has not completed a PIPE Offering within two hundred seventy (270) days after the SEC Clearance Date, the obligation of the Company to file the Original Re-Sale Form S-1 pursuant to this Section 2.3 may be waived with the consent of holders of at least two-thirds of the Re-Sale Shares. For purposes of this Agreement, “Re-Sale Form S-1” shall mean any registration statement filed in accordance with this Section 2.3, including the Original Re-Sale Form S-1 and the New Re-Sale Registration Statement.

The Company shall use its reasonable best efforts to cause its Common Stock, including all such Re-Sale Shares, (i) to be quoted on an OTC Quotation System as soon as practicable after the Re-Sale Form S-1 is declared effective by the SEC and (ii) if otherwise eligible pursuant to applicable listing requirements, to be listed on a National Securities Exchange as soon as practicable following the Company’s acceptance for quotation on an OTC Quotation System.

2.4.                            Underwriting Requirements.

(a)                                 If, pursuant to Subsection 2.1, the Initiating Holders intend to distribute the Registrable Securities covered by their request by means of an underwriting, they shall so advise the Company as a part of their request made pursuant to Subsection 2.1, and the Company shall include such information in the Demand Notice.  The underwriter(s) will be selected by the Company and shall be reasonably acceptable to a majority in interest of the Initiating Holders.  In such event, the right of any Holder to include such Holder’s Registrable Securities in such registration shall be conditioned upon such Holder’s participation in such underwriting and the inclusion of such Holder’s Registrable Securities in the underwriting to the extent provided herein.  All Holders proposing to distribute their securities through such underwriting shall (together with the Company as provided in Subsection 2.5(g)) enter into an underwriting agreement in customary form with the underwriter(s) selected for such underwriting.  Notwithstanding any other provision of this Subsection 2.4, the underwriter(s) advise(s) the Initiating Holders in writing that marketing factors require a limitation on the number of shares to be underwritten, then the Initiating Holders shall so advise all Holders of Registrable Securities that otherwise would be underwritten pursuant hereto, and the number of Registrable Securities that may be included in the underwriting shall be allocated among such Holders of Registrable Securities, including the Initiating Holders, in proportion (as nearly as practicable) to the number of Registrable Securities owned by each Holder or in such other proportion as shall mutually be agreed to by all such selling Holders; provided, however, that the number of Registrable Securities held by the Holders to be included in such underwriting shall not be reduced unless all other securities are first entirely excluded from the underwriting.  To facilitate the allocation of shares in accordance with the above provisions, the Company or the underwriters may round the number of shares allocated to any Holder to the nearest 100 shares.

(b)                                 In connection with any offering involving an underwriting of shares of the Company’s capital stock pursuant to Subsection 2.2, the Company shall not be required to include any of the Holders’ Registrable Securities in such underwriting unless the Holders accept the terms of the underwriting as agreed upon between the Company and its underwriters, and then only in such quantity as the underwriters in their sole discretion determine will not jeopardize the success of the offering by the Company.  If the total number of securities, including Registrable Securities, requested by stockholders to be included in such offering exceeds the number of securities to be sold (other than by the Company) that the underwriters in their reasonable discretion determine is compatible with the success of the offering, then the Company shall be required to include in the offering only that number of such securities, including Registrable Securities, which the underwriters and the Company in their sole discretion determine will not jeopardize the success of the offering.  If the underwriters determine that less than all of the Registrable Securities requested to be registered can be included in such offering, then the Registrable Securities that are included in such offering shall be allocated among the selling Holders in proportion (as nearly as practicable to) the number of Registrable Securities owned by each selling Holder or in such other proportions as shall mutually be agreed to by all such selling Holders.  To facilitate the allocation of shares in accordance with the above provisions, the Company or the underwriters may round the number of shares allocated to any Holder to the nearest 100 shares.  Notwithstanding the foregoing, in no event shall (i) the number of Registrable Securities included in the offering be reduced unless all other securities (other than securities to be sold by the Company) are first entirely excluded from the offering, or (ii) the number of Registrable Securities included in the offering be reduced below twenty percent (20%) of the total number of securities included in such offering, unless such offering is the IPO, in which case the selling Holders may be excluded further if the underwriters make the determination described above and no other stockholder’s securities are included in such offering.  For purposes of the provision in this Subsection 2.4(b) concerning apportionment, for any selling Holder that is a partnership, limited liability company, or corporation, the partners, members, retired partners, retired members, stockholders, and Affiliates of such Holder, or the estates and Immediate Family Members of any such partners, retired partners, members, and retired members and any trusts for the benefit of any of the foregoing Persons, shall be deemed to be a single “selling Holder,” and any pro rata reduction with respect to such “selling Holder” shall be based upon the aggregate number of Registrable Securities owned by all Persons included in such “selling Holder,” as defined in this sentence.

(c)                                  For purposes of Subsection 2.1, a registration shall not be counted as “effected” if, as a result of an exercise of the underwriter’s cutback provisions in Subsection 2.4(a), fewer than all of the total number of Registrable Securities that Holders have requested to be included in such registration statement are actually included.

2.5.                            Obligations of the Company.  Whenever required under this Section 2 to effect the registration of any Registrable Securities, the Company shall, as expeditiously as reasonably possible:

(a)                                 furnish Holders with copies of any registration statement, prospectus, amendment or supplement thereto, as proposed to be filed;

(b)                                 prepare and file with the SEC a registration statement with respect to such Registrable Securities and use its reasonable efforts to cause such registration statement to become effective and, upon the request of the Holders of a majority of the Registrable Securities registered thereunder, except as with respect to a Re-Sale Form S-1 (which shall be subject to Subsection 2.3), keep such registration statement effective for a period of up to one hundred twenty (120) days or, if earlier, until the distribution contemplated in the registration statement has been completed; provided, however, that (i) such one hundred twenty (120) day period shall be extended for a period of time equal to the period the Holder refrains, at the request of an underwriter of Common Stock (or other securities) of the Company, from selling any securities included in such registration, and (ii) in the case of any registration of Registrable Securities on Form S-3 that are intended to be offered on a continuous or delayed basis, subject to compliance with applicable SEC rules, such one hundred twenty (120) day period shall be extended for up to one hundred and eighty (180) days, if necessary, to keep the registration statement effective until all such Registrable Securities are sold;

(c)                                  respond as promptly as reasonably practicable to any comments received from the SEC with respect to each registration statement or amendment thereto and, as promptly as reasonably possible, provide the Major Investors true and complete correspondence from and to the SEC relating to such registration statement that pertains to the Holders as “Selling Stockholders” but not any comments that would result in the disclosure to the Major Investors of material and non-public information concerning the Company;

(d)                                 prepare and file with the SEC such amendments and supplements to such registration statement, and the prospectus used in connection with such registration statement, as may be necessary to comply with the Securities Act in order to enable the disposition of all securities covered by such registration statement;

(e)                                  furnish to the selling Holders such numbers of copies of a prospectus, including a preliminary prospectus, as required by the Securities Act, and such other documents as the Holders may reasonably request in order to facilitate their disposition of their Registrable Securities;

(f)                                   use its reasonable efforts to register and qualify the securities covered by such registration statement under such other securities or blue-sky laws of such jurisdictions as shall be reasonably requested by the selling Holders; provided that the Company shall not be required to qualify to do business or to file a general consent to service of process in any such states or jurisdictions, unless the Company is already subject to service in such jurisdiction and except as may be required by the Securities Act;

(g)                                  in the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the underwriter(s) of such offering;

(h)                                 except as otherwise set forth in Subsection 2.3 hereof, use its reasonable efforts to cause all such Registrable Securities covered by such registration statement to be listed on a National Securities Exchange or trading system and each securities exchange and trading system (if any) on which similar securities issued by the Company are then listed;

(i)                                     provide a transfer agent and registrar for all Registrable Securities registered pursuant to this Agreement and provide a CUSIP number for all such Registrable Securities, in each case not later than the effective date of such registration;

(j)                                    promptly make available for inspection by the selling Holders, any underwriter(s) participating in any disposition pursuant to such registration statement, and any attorney or accountant or other agent retained by any such underwriter or selected by the selling Holders, all financial and other records, pertinent corporate documents, and properties of the Company, and cause the Company’s officers, directors, employees, and independent accountants to supply all information reasonably requested by any such seller, underwriter, attorney, accountant, or agent, in each case, as necessary or advisable to verify the accuracy of the information in such registration statement and to conduct appropriate due diligence in connection therewith;

(k)                                 notify each selling Holder, promptly after the Company receives notice thereof, of the time when such registration statement has been declared effective or a supplement to any prospectus forming a part of such registration statement has been filed;

(l)                                     after such registration statement becomes effective, notify each selling Holder (to the extent applicable with respect to clause (i) below) as promptly as reasonably practicable of (i) any request by the SEC or any other Federal or state governmental authority that the Company amend or supplement such registration statement or prospectus or for additional information that pertains to the Holders as “Selling Stockholders,” (ii) the issuance by the SEC or state governmental authority of any stop order suspending effectiveness of a registration statement covering any or all of the Registrable Securities or the initiation of any proceeding for that purpose, or (iii) the receipt by the Company of any notification with respect to the suspension of the qualification or exemption from qualification of any of the Registrable Securities for sale in any jurisdiction, or the initiation or threatening of any proceeding for such purpose;

(m)                             use commercially reasonable efforts to avoid the issuance of, or, if issued, obtain the withdrawal of (i) any order suspending the effectiveness of a registration statement, or (ii) any suspension of the qualification (or exemption from qualification) of any Registrable Securities for sale in any jurisdiction, as soon as practicable; and

(n)                                 cooperate with any registered broker through which a Holder proposes to resell its Registrable Securities in effecting a filing with FINRA pursuant to FINRA Rule 5110 as reasonably requested by a Major Investor.

In addition, the Company shall ensure that, at all times after any registration statement covering a public offering of securities of the Company under the Securities Act shall have become effective, its insider trading policy shall provide that the Company’s directors and their affiliated investment funds, if any, may implement a trading program under Rule 10b5-1 of the Exchange Act.

2.6.                            Furnish Information.  It shall be a condition precedent to the obligations of the Company to take any action pursuant to this Section 2 with respect to the Registrable Securities of any selling Holder that such Holder shall furnish to the Company such information regarding itself, the Registrable Securities held by it, and the intended method of disposition of such securities as is reasonably required to effect the registration of such Holder’s Registrable Securities.

2.7.                            Expenses of Registration.  All expenses (other than Selling Expenses) incurred in connection with registrations, filings, or qualifications pursuant to Section 2, including all registration, filing, and qualification fees; printers’ and accounting fees; fees and disbursements of counsel for the Company; and the reasonable fees and disbursements of one counsel for the selling Holders (“Selling Holder Counsel”), shall be borne and paid by the Company; provided, however, that the Company shall not be required to pay for any expenses of any registration proceeding begun pursuant to Subsection 2.1 if the registration request is subsequently withdrawn at the request of the Holders of a majority of the Registrable Securities to be registered (in which case all selling Holders shall bear such expenses pro rata based upon the number of Registrable Securities that were to be included in the withdrawn registration), unless the Holders of a majority of the Registrable Securities agree to forfeit their right to one registration pursuant to Subsection 2.1(a) or Subsection 2.1(b), as the case may be; provided further that if, at the time of such withdrawal, the Holders shall have learned of a material adverse change in the condition, business, or prospects of the Company from that known to the Holders at the time of their request and have withdrawn the request with reasonable promptness after learning of such information then the Holders shall not be required to pay any of such expenses and shall not forfeit their right to one registration pursuant to Subsection 2.1(a) or

Subsection 2.1(b).  All Selling Expenses relating to Registrable Securities registered pursuant to this Section 2 shall be borne and paid by the Holders pro rata on the basis of the number of Registrable Securities registered on their behalf.

2.8.                            Delay of Registration.  No Holder shall have any right to obtain or seek an injunction restraining or otherwise delaying any registration pursuant to this Agreement as the result of any controversy that might arise with respect to the interpretation or implementation of this Section 2.

2.9.                            Indemnification; Due Diligence Matters.  If any Registrable Securities are included in a registration statement under this Section 2:

(a)                                 To the extent permitted by law, the Company will indemnify and hold harmless each selling Holder, and the partners, members, officers, directors, and stockholders of each such Holder; legal counsel and accountants for each such Holder; any underwriter (as defined in the Securities Act) for each such Holder; and each Person, if any, who controls such Holder or underwriter within the meaning of the Securities Act or the Exchange Act, against any Damages, and the Company will pay to each such Holder, underwriter, controlling Person, or other aforementioned Person any legal or other expenses reasonably incurred thereby in connection with investigating or defending any claim or proceeding from which Damages may result, as such expenses are incurred; provided, however, that the indemnity agreement contained in this Subsection 2.9(a) shall not apply to amounts paid in settlement of any such claim or proceeding if such settlement is effected without the consent of the Company, which consent shall not be unreasonably withheld, nor shall the Company be liable for any Damages to the extent that they arise out of or are based upon actions or omissions made in reliance upon and in conformity with written information furnished by or on behalf of any such Holder, underwriter, controlling Person, or other aforementioned Person expressly for use in connection with such registration.

(b)                                 To the extent permitted by law, each selling Holder, severally and not jointly, will indemnify and hold harmless the Company, and each of its directors, each of its officers who has signed the registration statement, each Person (if any), who controls the Company within the meaning of the Securities Act, legal counsel and accountants for the Company, any underwriter (as defined in the Securities Act), any other Holder selling securities in such registration statement, and any controlling Person of any such underwriter or other Holder, against any Damages, in each case only to the extent that such Damages arise out of or are based upon actions or omissions made in reliance upon and in conformity with written information furnished by or on behalf of such selling Holder expressly for use in connection with such registration; and each such selling Holder will pay to the Company and each other aforementioned Person any legal or other expenses reasonably incurred thereby in connection with investigating or defending any claim or proceeding from which Damages may result, as such expenses are incurred; provided, however, that the indemnity agreement contained in this Subsection 2.9(b) shall not apply to amounts paid in settlement of any such claim or proceeding if such settlement is effected without the consent of the Holder, which consent shall not be unreasonably withheld; and provided further that in no event shall the aggregate amounts payable by any Holder by way of indemnity or contribution under Subsections 2.9(b) and 2.9(d)

exceed the proceeds from the offering received by such Holder (net of any Selling Expenses paid by such Holder), except in the case of fraud or willful misconduct by such Holder.

(c)                                  Promptly after receipt by an indemnified party under this Subsection 2.9 of notice of the commencement of any action (including any governmental action) for which a party may be entitled to indemnification hereunder, such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under this Subsection 2.9, give the indemnifying party notice of the commencement thereof.  The indemnifying party shall have the right to participate in such action and, to the extent the indemnifying party so desires, participate jointly with any other indemnifying party to which notice has been given, and to assume the defense thereof with counsel mutually satisfactory to the parties; provided, however, that an indemnified party (together with all other indemnified parties that may be represented without conflict by one counsel) shall have the right to retain one separate counsel, with the fees and expenses to be paid by the indemnifying party, if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential differing interests between such indemnified party and any other party represented by such counsel in such action.  The failure to give notice to the indemnifying party within a reasonable time of the commencement of any such action shall relieve such indemnifying party of any liability to the indemnified party under this Subsection 2.9, to the extent that such failure materially prejudices the indemnifying party’s ability to defend such action.  The failure to give notice to the indemnifying party will not relieve it of any liability that it may have to any indemnified party otherwise than under this Subsection 2.9.

(d)                                 To provide for just and equitable contribution to joint liability under the Securities Act in any case in which either (i) any party otherwise entitled to indemnification hereunder makes a claim for indemnification pursuant to this Subsection 2.9 but it is judicially determined (by the entry of a final judgment or decree by a court of competent jurisdiction and the expiration of time to appeal or the denial of the last right of appeal) that such indemnification may not be enforced in such case, notwithstanding the fact that this Subsection 2.9 provides for indemnification in such case, or (ii) contribution under the Securities Act may be required on the part of any party hereto for which indemnification is provided under this Subsection 2.9, then, and in each such case, such parties will contribute to the aggregate losses, claims, damages, liabilities, or expenses to which they may be subject (after contribution from others) in such proportion as is appropriate to reflect the relative fault of each of the indemnifying party and the indemnified party in connection with the statements, omissions, or other actions that resulted in such loss, claim, damage, liability, or expense, as well as to reflect any other relevant equitable considerations.  The relative fault of the indemnifying party and of the indemnified party shall be determined by reference to, among other things, whether the untrue or allegedly untrue statement of a material fact, or the omission or alleged omission of a material fact, relates to information supplied by the indemnifying party or by the indemnified party and the parties’ relative intent, knowledge, access to information, and opportunity to correct or prevent such statement or omission; provided, however, that, in any such case, (x) no Holder will be required to contribute any amount in excess of the public offering price of all such Registrable Securities offered and sold by such Holder pursuant to such registration statement, and (y) no Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) will be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation; and provided further that in no event shall a Holder’s liability pursuant to this Subsection 2.9(d), when combined with the amounts paid or payable by such Holder pursuant to Subsection 2.9(b), exceed the proceeds from the offering received by such Holder (net of any Selling Expenses paid by such Holder), except in the case of willful misconduct or fraud by such Holder.

(e)                                  Notwithstanding the foregoing, to the extent that the provisions on indemnification and contribution contained in the underwriting agreement entered into in connection with the underwritten public offering are in conflict with the foregoing provisions, the provisions in the underwriting agreement shall control.

(f)                                   Unless otherwise superseded by an underwriting agreement entered into in connection with the underwritten public offering, the obligations of the Company and Holders under this Subsection 2.9 shall survive the completion of any offering of Registrable Securities in a registration under this Section 2, and otherwise shall survive the termination of this Agreement.

(g)                                  If, in connection with a Re-Sale Form S-1 filed in accordance with Subsection 2.3 hereof, the SEC explicitly states that an Investor is required under applicable securities law to be described in any registration statement filed by the Company as an underwriter and such Investor consents in writing to being so named as an underwriter, at the request of such Investor, the Company shall furnish to such Investor, on the date of the effectiveness of such registration statement and thereafter from time to time on such dates as such Investor may reasonably request, but in no event more than once per quarter (for all such Investors), (i) a “comfort letter” addressed to such Investor(s), dated as of such date, from the Company’s independent registered public accountants in form and substance as is customarily given by independent registered public accountants to underwriters in an underwritten public offering, and (ii) an opinion addressed to such Investor(s), dated as of such date, from counsel representing the Company in form, scope and substance as is customarily given in an underwritten public offering (including a negative assurance statement), for purposes of such registration statement.

2.10.                     Reports Under Exchange Act.  With a view to making available to the Holders the benefits of SEC Rule 144 and any other rule or regulation of the SEC that may at any time permit a Holder to sell securities of the Company to the public without registration or pursuant to a registration on Form S-3, the Company shall:

(a)                                 make and keep available adequate current public information, as those terms are understood and defined in SEC Rule 144, at all times after the earlier of the effective date of the registration statement filed by the Company for the IPO or the OTC Trading Date;

(b)                                 use reasonable best efforts to file with the SEC in a timely manner all reports and other documents required of the Company under the Securities Act and the Exchange Act (at any time after the Company has become subject to such reporting requirements); and

(c)                                  furnish to any Holder, so long as the Holder owns any Registrable Securities, forthwith upon request (i) to the extent accurate, a written statement by the Company that it has complied with the reporting requirements of SEC Rule 144 (at any time after ninety (90) days after the earlier of the effective date of the registration statement filed by the Company for the IPO or the OTC Trading Date), the Securities Act, and the Exchange Act (at any time after the Company has become subject to such reporting requirements), or that it qualifies as a registrant whose securities may be resold pursuant to Form S-3 (at any time after the Company so qualifies); and (ii) such other information as may be reasonably requested in availing any Holder of any rule or regulation of the SEC that permits the selling of any such securities without registration (at any time after the Company has become subject to the reporting requirements under the Exchange Act) or pursuant to Form S-3 (at any time after the Company so qualifies to use such form).

2.11.                     Limitations on Subsequent Registration Rights.  From and after the date of this Agreement, the Company shall not, without the prior written consent of the Requisite Holders, enter into any agreement with any holder or prospective holder of any securities of the Company that would allow such holder or prospective holder (i) to include such securities in any registration unless, under the terms of such agreement, such holder or prospective holder may include such securities in any such registration only to the extent that the inclusion of such securities will not reduce the number of the Registrable Securities of the Holders that are included, or (ii) to initiate a demand for registration of any securities held by such holder or prospective holder; provided that this limitation shall not apply to any additional Investor who becomes a party to this Agreement in accordance with Subsection 6.9; and provided, further, that this limitation shall not apply to agreements between the Company and the purchasers of Common Stock in a PIPE Offering to the extent the rights of such purchasers to include securities in a registration are pari passu with or subordinate to the rights of the Holders of Registrable Securities issued or issuable upon conversion of shares of Series B Preferred Stock to include securities in such registration.

2.12.                     Lock-Up.

(a)                                 Agreement to Lock-Up In Connection with IPO.  Subject to Section 2.12(b), each Holder hereby agrees that it will not, without the prior written consent of the managing underwriter, during the period commencing on the date of the final prospectus relating to the registration by the Company of shares of its Common Stock or any other equity securities under the Securities Act on a registration statement on Form S-1, and ending on the date specified by the Company and the managing underwriter (such period not to exceed one hundred eighty (180) days, or such other period as may be requested by the Company or an underwriter to accommodate regulatory restrictions on (1) the publication or other distribution of research reports and (2) analyst recommendations and opinions, including, but not limited to, the restrictions contained in FINRA Rule 2711(f)(4) or NYSE Rule 472(f)(4), or any successor provisions or amendments thereto), (i) lend; offer; pledge; sell; contract to sell; sell any option or contract to purchase; purchase any option or contract to sell; grant any option, right, or warrant to purchase; or otherwise transfer or dispose of, directly or indirectly, any shares of Common Stock or any securities convertible into or exercisable or exchangeable (directly or indirectly) for Common Stock held immediately before the effective date of the registration statement for such offering or (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of such securities, whether any such transaction described in clause (i) or (ii)  above is to be settled by delivery of Common Stock or other securities, in cash, or otherwise.  The foregoing provisions of this Subsection 2.12 shall apply only to the IPO; shall not apply to shares of Common Stock acquired in the IPO or in open market transactions after the IPO, the sale of any shares to an underwriter pursuant to an underwriting agreement, or the transfer of any shares to any trust for the direct or indirect benefit of the Holder or the immediate family of the Holder, provided that the trustee of the trust agrees to be bound in writing by the restrictions set forth herein, and provided further that any such transfer shall not involve a disposition for value; shall be applicable to the Holders only if all officers and directors are subject to the same restrictions and the Company uses reasonable best efforts to obtain a similar agreement from all stockholders individually owning more than one percent (1%) of the Company’s outstanding Common Stock (after giving effect to conversion into Common Stock of all outstanding Preferred Stock); shall not be applicable following effectiveness of the Re-Sale Form S-1.  The underwriters in connection with such registration are intended third-party beneficiaries of this Subsection 2.12(a) and shall have the right, power, and authority to enforce the provisions hereof as though they were a party hereto.  Each Holder further agrees to execute such agreements as may be reasonably requested by the underwriters in connection with such registration that are consistent with this Subsection 2.12(a) or that are necessary to give further effect thereto.  Any discretionary waiver or termination of the restrictions of any or all of such agreements by the Company or the underwriters shall apply pro rata to all Holders subject to such agreements, based on the number of shares subject to such agreements.

(b)                                 Agreement to Lock-Up in Connection with Form 10 Registration Statement. Upon the Company’s filing of a Form 10 registration statement, each Holder hereby agrees that it will not, without the prior written consent of the Company, during the period commencing on the SEC Clearance Date and ending on the earlier of (x) 180 days following the Trading Date and (y) two years after the date hereof, (a) lend, offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any shares of Common Stock or (b) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Common Stock, whether any such transaction described in clause (a) or (b) above is to be settled by delivery of Common Stock or other securities, in cash or otherwise.  The foregoing provisions of this Subsection 2.12(b) shall not apply to (i) any shares of Series B Preferred Stock or shares of Common Stock issued or issuable upon conversion of shares of Series B Preferred Stock; (ii) shares of Common Stock acquired in open market transactions after the Trading Date; (iii) transactions relating to shares of Common Stock purchased in accordance with clause (ii); (iv) in the case of a Holder that is an entity, a transfer by such Holder to its stockholders, members, partners or other equity holders, provided that no consideration is actually paid for such transfer; (v) a repurchase of Common Stock by the Company at a price no greater than that originally paid by such Holder for such Common Stock and pursuant to an agreement containing vesting and/or repurchase provisions approved by a majority of the Board of Directors; (vi) in the case of a Holder that is a natural person, a transfer of Common Stock made for bona fide estate planning purposes, either during such Holder’s lifetime or on death by will or intestacy to his or her family members or any other person approved by the Board of Directors, or any custodian or trustee of any trust, partnership or limited liability company for the benefit of, or the ownership interests of which are owned wholly by, such Holder or any such family members, provided in all cases referred to in this clause (vi) that no consideration is actually paid for such transfer and (vii) the receipt of a stock option, shares of restricted Common Stock or other awards, or the exercise of a stock option, granted under the Company’s 2011 Stock Incentive Plan or other stock option plan approved by a majority of the Board of Directors.  Each Holder further agrees to execute such agreements as may be reasonably requested by the Company that are consistent with this Subsection 2.12(b) or that are necessary to give further effect thereto.

(c)                                  Stop Transfer Instructions.  In order to enforce the foregoing covenants, the Company may impose stop-transfer instructions with respect to the shares of Common Stock of each Holder subject to such covenants (and transferees and assignees thereof) until the end of such restricted period.

2.13.                     Restrictions on Transfer.

(a)                                 The Preferred Stock and the Registrable Securities shall not be sold, pledged, or otherwise transferred, and the Company shall not recognize and shall issue stop-transfer instructions to its transfer agent with respect to any such sale, pledge, or transfer, except upon the conditions specified in this Agreement, which conditions are intended to ensure compliance with the provisions of the Securities Act.  A transferring Holder will cause any proposed purchaser, pledgee, or transferee of the Preferred Stock and the Registrable Securities held by such Holder to agree to take and hold such securities subject to the provisions and upon the conditions specified in this Agreement.

(b)                                 Each certificate or instrument representing (i) the Preferred Stock, (ii) the Registrable Securities, and (iii) any other securities issued in respect of the securities referenced in clauses (i) and (ii), upon any stock split, stock dividend, recapitalization, merger, consolidation, or similar event, shall (unless otherwise permitted by the provisions of Subsection 2.13(c)) be stamped or otherwise imprinted with a legend substantially in the following form:

THE SECURITIES REPRESENTED HEREBY HAVE BEEN ACQUIRED FOR INVESTMENT AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED.  SUCH SHARES MAY NOT BE SOLD, PLEDGED, OR TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR A VALID EXEMPTION FROM THE REGISTRATION AND PROSPECTUS DELIVERY REQUIREMENTS OF SAID ACT.

THE SECURITIES REPRESENTED HEREBY MAY BE TRANSFERRED ONLY IN ACCORDANCE WITH THE TERMS OF AN AGREEMENT BETWEEN THE COMPANY AND THE STOCKHOLDER, A COPY OF WHICH IS ON FILE WITH THE SECRETARY OF THE COMPANY.

The Holders consent to the Company making a notation in its records and giving instructions to any transfer agent of the Restricted Securities in order to implement the restrictions on transfer set forth in this Subsection 2.13.

(c)                                  The holder of each certificate representing Restricted Securities, by acceptance thereof, agrees to comply in all respects with the provisions of this Section 2.  Before any proposed sale, pledge, or transfer of any Restricted Securities, unless there is in effect a registration statement under the Securities Act covering the proposed transaction, the Holder thereof shall give notice to the Company of such Holder’s intention to effect such sale, pledge, or transfer.  Each such notice shall describe the manner and circumstances of the proposed sale, pledge, or transfer in sufficient detail and, if reasonably requested by the Company, shall be accompanied at such Holder’s expense by either (i) a written opinion of legal counsel who shall, and whose legal opinion shall, be reasonably satisfactory to the Company, addressed to the Company, to the effect that the proposed transaction may be effected without registration under the Securities Act; (ii) a “no action” letter from the SEC to the effect that the proposed sale, pledge, or transfer of such Restricted Securities without registration will not result in a recommendation by the staff of the SEC that action be taken with respect thereto; or (iii) any other evidence reasonably satisfactory to counsel to the Company to the effect that the proposed sale, pledge, or transfer of the Restricted Securities may be effected without registration under the Securities Act, whereupon the Holder of such Restricted Securities shall be entitled to sell, pledge, or transfer such Restricted Securities in accordance with the terms of the notice given by the Holder to the Company.  The Company will not require such a legal opinion or “no action” letter (x) in any transaction in which such Holder distributes Restricted Securities to an Affiliate of such Holder for no consideration provided that each transferee agrees in writing to be subject to the terms of this Subsection 2.13 or (y) in any transaction in compliance with SEC Rule 144.  Each certificate or instrument evidencing the Restricted Securities transferred as above provided shall bear, except if such transfer is made pursuant to SEC Rule 144, the appropriate restrictive legend set forth in Subsection 2.13(b), except that such certificate shall not bear such restrictive legend if, in the opinion of counsel for such Holder and the Company, such legend is not required in order to establish compliance with any provisions of the Securities Act.

2.14.                     Termination of Registration Rights.  The right of any Holder to request registration or inclusion of Registrable Securities in any registration pursuant to Subsection 2.1, 2.2 or 2.3 shall terminate upon the earliest to occur of:

(i)                                     the closing of a Deemed Liquidation Event;

(ii)                                  such time as Rule 144 or another similar exemption under the Securities Act is available for the sales of all of such Holder’s shares without limitation during a three-month period without registration; and

(iii) the fifth anniversary of the Trading Date.

3.                                      Information and Observer Rights.

3.1.                            Delivery of Financial Statements.  The Company shall deliver to each Significant Investor, provided that the Board of Directors has not reasonably determined that such Significant Investor is a Competitor of the Company:

(a)                                 as soon as practicable, but in any event within ninety (90) days after the end of each fiscal year of the Company, (i) a balance sheet as of the end of such year,

(ii) statements of income and of cash flows for such year, and a comparison between (x) the actual amounts as of and for such fiscal year and (y) the comparable amounts for the prior year and as included in the Budget (as defined in Subsection 3.1(d)) for such year, with an explanation of any material differences between such amounts and a schedule as to the sources and applications of funds for such year, and (iii) a statement of stockholders’ equity as of the end of such year, all such financial statements audited and certified by independent public accountants of nationally recognized standing selected by the Company;

(b)                                 as soon as practicable, but in any event within forty-five (45) days after the end of each of the first three (3) quarters of each fiscal year of the Company, unaudited statements of income and of cash flows for such fiscal quarter, and an unaudited balance sheet and a statement of stockholders’ equity as of the end of such fiscal quarter, all prepared in accordance with GAAP (except that such financial statements may (i) be subject to normal year-end audit adjustments and (ii) not contain all notes thereto that may be required in accordance with GAAP);

(c)                                  if requested by a Significant Investor, as soon as practicable, but in any event within thirty (30) days of such request, a statement showing the number of shares of each class and series of capital stock and securities convertible into or exercisable for shares of capital stock outstanding at the end of the period, the Common Stock issuable upon conversion or exercise of any outstanding securities convertible or exercisable for Common Stock and the exchange ratio or exercise price applicable thereto, and the number of shares of issued stock options and stock options not yet issued but reserved for issuance, if any, all in sufficient detail as to permit the Significant Investors to calculate their respective percentage equity ownership in the Company, and certified by the chief financial officer or chief executive officer of the Company as being true, complete, and correct;

(d)                                 as soon as practicable, but in any event thirty (30) days before the end of each fiscal year, a budget and business plan for the next fiscal year (collectively, the “Budget”), prepared on a monthly basis, including balance sheets, income statements, and statements of cash flow for such months and, promptly after prepared, any other budgets or revised budgets prepared by the Company;

(e)                                  with respect to the financial statements called for in Section 3.1(a) and Section 3.1(b), an instrument executed on behalf of the Company by the chief financial officer or chief executive officer of the Company certifying on behalf of the Company that such financial statements were prepared in accordance with GAAP consistently applied with prior practice for earlier periods (except as otherwise set forth in Section 3.1(b)) and fairly present the financial condition of the Company and its results of operation for the periods specified therein; and

(f)                                   such other information relating to the financial condition, business, prospects, or corporate affairs of the Company as any Significant Investor may from time to time reasonably request; provided, however, that the Company shall not be obligated under this Subsection 3.1 to provide information (i) that the Company reasonably determines in good faith to be a trade secret or confidential information (unless covered by an enforceable confidentiality agreement, in form acceptable to the Company) or (ii) the disclosure of which would adversely affect the attorney-client privilege between the Company and its counsel.

If, for any period, the Company has any subsidiary whose accounts are consolidated with those of the Company, then in respect of such period the financial statements delivered pursuant to the foregoing sections shall be the consolidated and consolidating financial statements of the Company and all such consolidated subsidiaries.

Notwithstanding anything else in this Subsection 3.1 to the contrary, the Company may cease providing the information set forth in this Subsection 3.1 (x) following the effective date a Form 10 registration statement and for so long as the Company is current in its Exchange Act reporting obligations or (y) during the period starting with the date sixty (60) days before the Company’s good-faith estimate of the date of filing of a registration statement if it reasonably concludes it must do so to comply with the SEC rules applicable to such registration statement and related offering; provided that the Company’s covenants under this Subsection 3.1 shall be reinstated at such time as the Company is no longer actively employing its reasonable best efforts to cause such registration statement to become effective.

3.2.                            Inspection.  The Company shall permit each Significant Investor (provided that the Board of Directors has not reasonably determined that such Significant Investor is a Competitor of the Company), at such Significant Investor’s expense, to visit and inspect the Company’s properties; examine its books of account and records; and discuss the Company’s affairs, finances, and accounts with its officers, during normal business hours of the Company as may be reasonably requested by the Significant Investor; provided, however, that the Company shall not be obligated pursuant to this Subsection 3.2 to provide access to any information that it reasonably and in good faith considers to be a trade secret or confidential information (unless covered by an enforceable confidentiality agreement, in form acceptable to the Company) or the disclosure of which would adversely affect the attorney-client privilege between the Company and its counsel.

3.3.                            Termination of Information Rights.  The covenants set forth in Subsection 3.1, and Subsection 3.2, shall terminate and be of no further force or effect upon the earliest to occur of (i) immediately before the consummation of the Qualified Public Offering; (ii) the Trading Date; and (iii) upon a Deemed Liquidation Event.

3.4.                            Confidentiality.  Each Investor agrees that such Investor will keep confidential and will not disclose, divulge, or use for any purpose (other than to monitor its investment in the Company) any confidential information obtained from the Company pursuant to the terms of this Agreement (including notice of the Company’s intention to file a registration statement), unless such confidential information (a) is known or becomes known to the public in general (other than as a result of a breach of this Subsection 3.4 by such Investor), (b) is or has been independently developed or conceived by the Investor without use of the Company’s confidential information, or (c) is or has been made known or disclosed to the Investor by a third party without a breach of any obligation of confidentiality such third party may have to the Company; provided, however, that an Investor may disclose confidential information (i) to its attorneys, accountants, consultants, and other professionals to the extent necessary to obtain their services in connection with monitoring its investment in the Company; (ii) to any prospective purchaser of any Registrable Securities from such Investor, if such prospective purchaser agrees to be bound by the provisions of this Subsection 3.4; (iii) to any Affiliate, partner, member, stockholder, or wholly owned subsidiary of such Investor in the ordinary course of business, provided that such Investor informs such Person that such information is confidential and directs such Person to maintain the confidentiality of such information; or (iv) as may otherwise be required by law, provided that the Investor promptly notifies the Company of such disclosure and takes reasonable steps to minimize the extent of any such required disclosure.

4.                                      Rights to Future Stock Issuances.

4.1.                            Right of First Offer.  Subject to the terms and conditions of this Subsection 4.1 and applicable securities laws, if the Company proposes to offer or sell any New Securities, the Company shall first offer such New Securities to each Significant Investor.  A Significant Investor shall be entitled to apportion the right of first offer hereby granted to it, in such proportions as it deems appropriate, among (i) itself, (ii) its Affiliates and (iii) its beneficial interest holders, such as limited partners, members or any other Person having “beneficial ownership,” as such term is defined in Rule 13d-3 promulgated under the Exchange Act, of such Significant Investor (“Investor Beneficial Owners”); provided, that, each such Affiliate or Investor Beneficial Owner:  (x) has not reasonably been determined to be a Competitor or FOIA Party by the Board of Directors, unless such party’s purchase of New Securities is otherwise consented to by the Board of Directors, and (y) agrees to enter into this Agreement and each of the Voting Agreement and the Amended and Restated Right of First Refusal and Co-Sale Agreement of even date herewith among the Company, the Investors and the other parties named therein, as an “Investor” under each such agreement (provided that, any Competitor or FOIA Party shall not be entitled to any rights as a Significant Investor under Subsections 3.1, 3.2 and 4.1 hereof).

(a)                                 The Company shall give notice (the “Offer Notice”) to each Significant Investor, stating (i) its bona fide intention to offer such New Securities, (ii) the number of such New Securities to be offered, and (iii) the price and terms, if any, upon which it proposes to offer such New Securities.

(b)                                 By notification to the Company within twenty (20) days after the Offer Notice is given, each Significant Investor may elect to purchase or otherwise acquire, at the price and on the terms specified in the Offer Notice, up to that portion of such New Securities which equals the proportion that the Common Stock issued and held, or issuable (directly or indirectly) upon conversion and/or exercise, as applicable, of the Preferred Stock and any other Derivative Securities then held, by such Significant Investor bears to the total Common Stock of the Company then outstanding (assuming full conversion and/or exercise, as applicable, of all Preferred Stock and other Derivative Securities).  At the expiration of such twenty (20) day period, the Company shall promptly notify each Significant Investor that elects to purchase or acquire all the shares available to it (each, a “Fully Exercising Investor”) of any other Significant Investor’s failure to do likewise.  During the ten (10) day period commencing after the Company has given such notice, each Fully Exercising Investor may, by giving notice to the Company, elect to purchase or acquire, in addition to the number of shares specified above, up to that portion of the New Securities for which Significant Investors were entitled to subscribe but that were not subscribed for by the Significant Investors which is equal to the proportion that the

Common Stock issued and held, or issuable (directly or indirectly) upon conversion and/or exercise, as applicable, of Preferred Stock and any other Derivative Securities then held, by such Fully Exercising Investor bears to the Common Stock issued and held, or issuable (directly or indirectly) upon conversion and/or exercise, as applicable, of the Preferred Stock and any other Derivative Securities then held, by all Fully Exercising Investors who wish to purchase such unsubscribed shares.  The closing of any sale pursuant to this Subsection 4.1(b) shall occur within the later of one hundred and twenty (120) days of the date that the Offer Notice is given and the date of initial sale of New Securities pursuant to Subsection 4.1(c).

(c)                                  If all New Securities referred to in the Offer Notice are not elected to be purchased or acquired as provided in Subsection 4.1(b), the Company may, during the ninety (90) day period following the expiration of the periods provided in Subsection 4.1(b), offer and sell the remaining unsubscribed portion of such New Securities to any Person or Persons at a price not less than, and upon terms no more favorable to the offeree than, those specified in the Offer Notice.  If the Company does not enter into an agreement for the sale of the New Securities within such period, or if such agreement is not consummated within thirty (30) days of the execution thereof, the right provided hereunder shall be deemed to be revived and such New Securities shall not be offered unless first reoffered to the Significant Investors in accordance with this Subsection 4.1.

(d)                                 The right of first offer in this Subsection 4.1 shall not be applicable to (i) Exempted Securities and (ii) New Securities issued in a Qualifying Transaction, a Non-Qualifying Transaction or any registered offering by the Company.

4.2.                            Termination.  The covenants set forth in Subsection 4.1 shall terminate and be of no further force or effect upon the earliest to occur of (i) immediately before the consummation of the Qualified Public Offering; (ii) the Trading Date; and (iii) upon a Deemed Liquidation Event.

5.                                      Additional Covenants.

5.1.                            Sales of Additional Securities. Prior to the Trading Date, the Company shall not offer or sell any New Securities without the prior written consent of at least two of the Major Investors for so long as at least two of the Major Investors are Significant Investors. The limitations in this Subsection 5.1 shall not be applicable to (i) Exempted Securities and (ii) shares of Common Stock issued in a Qualified PIPE Offering.

5.2.                            Insurance.  The Company shall use its commercially reasonable efforts to maintain, from financially sound and reputable insurers, Directors and Officers liability insurance in an amount and on terms and conditions satisfactory to the Board of Directors, until such time as the Board of Directors determines that such insurance should be discontinued.  The policy shall not be cancelable by the Company without prior approval by the Board of Directors including at least two of the Designees (as defined in the Voting Agreement), for so long as two of the Major Investors remain eligible to designate Designees.

5.3.                            Employee Agreements.  The Company will cause (i) each person now or hereafter employed by it or by any subsidiary (or engaged by the Company or any subsidiary as a consultant/independent contractor) with access to confidential information and/or trade secrets to enter into a nondisclosure and proprietary rights assignment agreement and (ii) each Key Employee to enter into a noncompetition and nonsolicitation agreement, substantially in the form approved by the Board of Directors.  In addition, the Company shall not amend, modify, terminate, waive, or otherwise alter, in whole or in part, any of the above-referenced agreements or any restricted stock agreement between the Company and any employee, without the prior approval by the Board of Directors including at least two of the Designees, for so long as two of the Major Investors remain eligible to designate Designees.

5.4.                            Vesting Terms.  Unless otherwise approved by the Board of Directors, including at least two of the Designees, for so long as two of the Major Investors remain eligible to designate Designees, all future employees and consultants of the Company who purchase, receive options to purchase, or receive awards of shares of the Company’s capital stock after the date hereof shall be required to execute restricted stock or option agreements, as applicable, providing for (i) vesting of shares over a four (4) year period, with the first twenty-five percent (25%) of such shares vesting following twelve (12) months of continued employment or service, and the remaining shares vesting in equal quarterly installments over the following twelve (12) quarters, and (ii) lock-up provisions substantially similar to that in Subsection 2.12(a).  In addition, unless otherwise approved by the Board of Directors, including at least two of the Designees, for so long as two of the Major Investors remain eligible to designate Designees, the Company shall retain a “right of first refusal” on employee transfers until the earlier of the Company’s IPO or the Trading Date and shall have the right to repurchase unvested shares at cost upon termination of employment of a holder of restricted stock.

5.5.                            Matters Requiring Investor Director Approval.  So long as any Major Investor is eligible to designate a Designee, the Company hereby covenants and agrees with each of the Investors that it shall not, without approval of the Board of Directors, which approval must include the affirmative vote of at least two of the Designees, for so long as two of the Major Investors remain eligible to designate Designees:

(a)                                 make, or permit any subsidiary to make, any loan or advance to, or own any stock or other securities of, any subsidiary or other corporation, partnership, or other entity unless it is wholly owned by the Company;

(b)                                 make, or permit any subsidiary to make, any loan or advance to any Person, including, without limitation, any employee or director of the Company or any subsidiary, except advances and similar expenditures in the ordinary course of business or under the terms of an employee stock or option plan approved by the Board of Directors;

(c)                                  guarantee, directly or indirectly, or permit any subsidiary to guarantee, directly or indirectly, any indebtedness except for trade accounts of the Company or any subsidiary arising in the ordinary course of business;

(d)                                 make any investment other than investments in prime commercial paper, money market funds, certificates of deposit in any United States bank having a net worth in excess of $100,000,000 or obligations listed or guaranteed by the United States of America, in each case having a maturity not in excess of two (2) years;

(e)                                  otherwise enter into or be a party to any transaction with any director, officer, or Key Employee of the Company or any “associate” (as defined in Rule 12b-2 promulgated under the Exchange Act) of any such Person, except for transactions contemplated by this Agreement, and the Purchase Agreement, or transactions made in the ordinary course of business and pursuant to reasonable requirements of the Company’s business and upon fair and reasonable terms that are approved by a majority of the Board of Directors;

(f)                                   hire, terminate, or change the compensation of the executive officers, including approving any option grants or stock awards to executive officers; or

(g)                                  sell, assign, license, pledge, or encumber material technology or intellectual property, other than licenses granted in the ordinary course of business.

5.6.                            Additional Matters Requiring Investor Director Approval. The Company hereby covenants and agrees with each of the Investors that it shall not, from such time as all shares of Preferred Stock have converted into Common Stock in accordance with the Restated Certificate and until the Trading Date, take any of the actions set forth in Article Fourth, Section B.3.3 of the Restated Certificate, as in effect on the date hereof (excluding the actions set forth in Subsections 3.3.3 and 3.3.4 thereof), without the approval of the Board of Directors, which approval must include the affirmative vote of at least two of the Designees, for so long as two of the Major Investors remain eligible to designate Designees.

5.7.                            Board Matters.  Unless otherwise agreed to by a majority of the directors then in office, the Board of Directors shall meet at least quarterly in accordance with an agreed-upon schedule.  The Company shall reimburse the nonemployee directors for all reasonable out-of-pocket travel expenses incurred (consistent with the Company’s travel policy) in connection with attending meetings of the Board of Directors.  The Company shall cause to be established and will maintain an audit and compensation committee each of which shall consist solely of non-management directors. Further, the compensation committee shall include at least one Designee.

5.8.                            Successor Indemnification.  If the Company or any of its successors or assignees consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger, then to the extent necessary, proper provision shall be made so that the successors and assignees of the Company assume the obligations of the Company with respect to indemnification of members of the Board of Directors as in effect immediately before such transaction, whether such obligations are contained in the Company’s By-laws, its Restated Certificate, or elsewhere, as the case may be.

5.9.                            Form 10.  The Company shall use its reasonable best efforts to file with the SEC a Form 10 registration statement as soon as practicable but in any event within thirty (30) days following the closing of the sale of shares of Series B Preferred Stock pursuant to the Purchase Agreement.  Notwithstanding the foregoing, the Company may withdraw the Form 10 registration statement prior to the 60th day after the filing of the Form 10 registration statement if the SEC Clearance Date is not expected to occur within sixty-five (65) days after the filing of the Form 10 registration statement and the Board of Directors, including at least two of the Designees, for so long as two of the Major Investors remain eligible to designate Designees, determines that it would be detrimental to the Company and its stockholders for the Form 10 registration statement to become effective prior to the SEC Clearance Date.  In such event, the Company shall re-file the Form 10 registration statement as soon as practicable after any such withdrawal.

5.10.                     PIPE Offering. The Company shall use its reasonable best efforts to effect a PIPE Offering as soon as practicable after the SEC Clearance Date.

5.11.                     Termination of Covenants.  The covenants set forth in this Section 5, except for Subsection 5.8, shall terminate and be of no further force or effect upon the earliest to occur of (i) immediately before the consummation of the Qualified Public Offering; (ii) the Trading Date and (iii) upon a Deemed Liquidation Event.

6.                                      Miscellaneous.

6.1.                            Successors and Assigns.  The rights under this Agreement may be assigned (but only with all related obligations) by a Holder to a transferee of Registrable Securities that (i) is an Affiliate of a Holder (including, for this purpose, in the case of a Purchaser that is a limited liability company, to a member of such limited liability company); (ii) in the case of a natural person, is a Holder’s Immediate Family Member or trust for the benefit of an individual Holder or one or more of such Holder’s Immediate Family Members; or (iii) after such transfer, holds at least 300,000 shares of Registrable Securities (subject to appropriate adjustment for stock splits, stock dividends, combinations, and other recapitalizations); provided, however, that (x) the Company is, within a reasonable time after such transfer, furnished with written notice of the name and address of such transferee and the Registrable Securities with respect to which such rights are being transferred; and (y) such transferee agrees in a written instrument delivered to the Company to be bound by and subject to the terms and conditions of this Agreement, including the provisions of Subsection 2.12.  For the purposes of determining the number of shares of Registrable Securities held by a transferee, the holdings of a transferee (1) that is an Affiliate or stockholder of a Holder; (2) who is a Holder’s Immediate Family Member; or (3) that is a trust for the benefit of an individual Holder or such Holder’s Immediate Family Member shall be aggregated together and with those of the transferring Holder; provided further that all transferees who would not qualify individually for assignment of rights shall have a single attorney-in-fact for the purpose of exercising any rights, receiving notices, or taking any action under this Agreement.  The terms and conditions of this Agreement inure to the benefit of and are binding upon the respective successors and permitted assignees of the parties.  Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and permitted assignees any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided herein.

6.2.                            Governing Law.  This Agreement and any controversy arising out of or relating to this Agreement shall be governed by and construed in accordance with the General Corporation Law of the State of Delaware as to matters within the scope thereof, and as to all other matters shall be governed by and construed in accordance with the internal laws of the Commonwealth of Massachusetts, without regard to conflict of law principles that would result in the application of any law other than the law of the Commonwealth of Massachusetts.

6.3.                              Counterparts.  This Agreement may be executed in two or more counterparts (including, in the case of the Purchasers, Financing Signature Pages (as defined in the Purchase Agreement)), each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.  Counterparts (including the Financing Signature Pages) may be delivered via facsimile, electronic mail (including pdf) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

6.4.                              Titles and Subtitles.  The titles and subtitles used in this Agreement are for convenience only and are not to be considered in construing or interpreting this Agreement.

6.5.                              Notices.  All notices and other communications given or made pursuant to this Agreement shall be in writing and shall be deemed effectively given upon the earlier of actual receipt or: (i) personal delivery to the party to be notified; (ii) when sent, if sent by electronic mail or facsimile during the recipient’s normal business hours, and if not sent during normal business hours, then on the recipient’s next business day; (iii) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid; or (iv) one (1) business day after the business day of deposit with a nationally recognized overnight courier, freight prepaid, specifying next-day delivery, with written verification of receipt.  All communications shall be sent to the respective parties at their addresses as set forth on Schedule A hereto, or to the principal office of the Company and to the attention of the Chief Executive Officer, in the case of the Company, or to such email address, facsimile number, or address as subsequently modified by written notice given in accordance with this Subsection 6.5.  If notice is given to the Company, it shall be sent to The Prudential Tower, 800 Boylston Street, Suite 1555, Boston, MA 02199, Attn:  Chief Executive Officer; and a copy (which shall not constitute notice) shall also be sent to Wilmer Cutler Pickering Hale and Dorr, LLP, 850 Winter Street, Waltham, MA 02451, Attn: Lia Der Marderosian, Esq.; and if notice is given to the Investors, a copy (which shall not constitute notice) shall also be given to Goodwin Procter LLP, 53 State Street, Boston, MA 02109, Attn: Michael H. Bison, Esq.

6.6.                              Amendments and Waivers.  Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance, and either retroactively or prospectively) only with the written consent of the Company and the Requisite Holders; provided that the Company may in its sole discretion waive compliance with Subsection 2.13(c) (and the Company’s failure to object promptly in writing after notification of a proposed assignment allegedly in violation of Subsection 2.13(c) shall be deemed to be a waiver); and provided further that any provision hereof may be waived by any waiving party on such party’s own behalf, without the consent of any other party.  Notwithstanding the foregoing, (i) the definition of Major Investor may not be amended or modified without the consent of all of the Major Investors that are then Significant Investors, and (ii) this Agreement may not be amended or terminated and the observance of any term hereof may not be waived with respect to any Investor without the written consent of such Investor, unless such amendment, termination, or waiver applies to all Investors in the same fashion (it being agreed that a waiver of the provisions of Section 4 with respect to a particular transaction shall be deemed to apply to all Investors in the same fashion if such waiver does so by its terms, notwithstanding the fact that certain Investors may nonetheless, by agreement with the Company, purchase securities in such transaction).  The Company shall give prompt notice of any amendment or termination hereof or waiver hereunder to any party hereto that did not consent in writing to such amendment, termination, or waiver.  Any amendment, termination, or waiver effected in accordance with this Subsection 6.6 shall be binding on all parties hereto, regardless of whether any such party has consented thereto.  No waivers of or exceptions to any term, condition, or provision of this Agreement, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such term, condition, or provision.

6.7.                              Severability.  In case any one or more of the provisions contained in this Agreement is for any reason held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provision of this Agreement, and such invalid, illegal, or unenforceable provision shall be reformed and construed so that it will be valid, legal, and enforceable to the maximum extent permitted by law.

6.8.                              Aggregation of Stock.  All shares of Registrable Securities held or acquired by Affiliates shall be aggregated together for the purpose of determining the availability of any rights under this Agreement and such Affiliated persons may apportion such rights as among themselves in any manner they deem appropriate (including, for this purpose, in the case of a Purchaser that is a limited liability company, to a member of such limited liability company).

6.9.                              Additional Investors.  Notwithstanding anything to the contrary contained herein, if the Company issues additional shares of the Preferred Stock after the date hereof, any purchaser of such shares of Preferred Stock may become a party to this Agreement by executing and delivering an additional counterpart signature page to this Agreement, and thereafter shall be deemed an “Investor” for all purposes hereunder.  No action or consent by the Investors shall be required for such joinder to this Agreement by such additional Investor, so long as such additional Investor has agreed in writing to be bound by all of the obligations as an “Investor” hereunder.

6.10.                        Amendment of Original Agreement; Entire Agreement.  The Original Agreement is hereby amended and restated in its entirety by this Agreement and the provisions of the Original Agreement shall no longer be of any force or effect.  This Agreement (including any Schedules and Exhibits hereto) constitutes the full and entire understanding and agreement among the parties with respect to the subject matter hereof (including the Original Agreement), and any other written or oral agreement relating to the subject matter hereof existing between the parties is expressly canceled.

6.11.                        Dispute Resolution.  The parties (a) hereby irrevocably and unconditionally submit to the jurisdiction of the state courts of Delaware and to the jurisdiction of the United States District Court for the District of Delaware for the purpose of any suit, action or other proceeding arising out of or based upon this Agreement, (b) agree not to commence any suit, action or other proceeding arising out of or based upon this Agreement except in the state courts of Delaware or the United States District Court for the District of Delaware, and (c) hereby waive, and agree not to assert, by way of motion, as a defense, or otherwise, in any such suit, action or proceeding, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the suit, action or proceeding is brought in an inconvenient forum, that the venue of the suit, action or proceeding is improper or that this Agreement or the subject matter hereof may not be enforced in or by such court.

6.12.                        Delays or Omissions.  No delay or omission to exercise any right, power, or remedy accruing to any party under this Agreement, upon any breach or default of any other party under this Agreement, shall impair any such right, power, or remedy of such nonbreaching or nondefaulting party, nor shall it be construed to be a waiver of or acquiescence to any such breach or default, or to any similar breach or default thereafter occurring, nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring.  All remedies, whether under this Agreement or by law or otherwise afforded to any party, shall be cumulative and not alternative.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties have executed this Amended and Restated Investors’ Rights Agreement as of the date first written above.

OVASCIENCE, INC.

By:	/s/ Michelle Dipp
Name: Michelle Dipp
Title: President and Chief Executive Officer

SIGNATURE PAGE TO AMENDED AND RESTATED

INVESTORS’ RIGHTS AGREEMENT

SCHEDULE A

Investors

Bessemer Venture Partners VII, L.P.

Bessemer Venture Partners VII Institutional, L.P.

BVP VII Special Opportunity Fund L.P.

c/o Bessemer Venture Partners

1865 Palmer Avenue, Suite 104

Larchmont, NY 10538

General Catalyst Group V, L.P.

GC Entrepreneurs Fund V, L.P.

20 University Road, 4th Floor
Cambridge, MA 02138

Longwood Fund, L.P.

The Prudential Tower

800 Boylston Street, Suite 1555

Boston, MA 02199

The Peierls Foundation, Inc.

c/o U.S. Trust Company of N.Y.

114 West 47th Street

New York, NY 10036

Fidelity Contrafund: Fidelity Advisor New Insights Fund

Fidelity Select Portfolios: Biotechnology Portfolio

Fidelity Advisor Series VII: Fidelity Advisor Biotechnology Fund

82 Devonshire Street, V13H

Boston, MA 02109

BBT Fund, L.P.

BBT Master Fund, L.P.

201 Main Street, Suite 3200

Fort Worth, TX 76102

Hunt — BioVentures, L.P.

1900 North Akard Street

Dallas, TX 75201

Thomas Malley

Kenneth J. Novack

Leerink Swann Co-Investment Fund, LLC

One Federal Street, 37th Floor

Boston, MA 02110

David B. Musket

The Board of Trustees of the Leland Stanford Junior University (SEVF II)

635 Knight Way

Stanford, CA 94305-7297

Cycad Group, LLC

1270 Coast Village Circle, Suite 100

Santa Barbara, CA 93108

RA Capital Healthcare Fund, LP

20 Park Plaza, Suite 1200

Boston, MA 02116